Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CaminoSoft Corp.

We hereby consent to the inclusion in the foregoing Amendment No. 3 to the Registration Statement on Form SB-2 for CaminoSoft Corp. of our report dated December 5, 2006, relating to the financial statements of CaminoSoft Corp. as of September 30, 2006 and 2005 and for the years then ended which appears in the CaminoSoft Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on December 28, 2006. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, Ca.
February 27, 2007